BellSouth and KPN Royal Dutch Telecom to Acquire 100% of E-Plus

Companies Announce Strategic Alliance

ATLANTA, GA -- December 9, 1999 -- BellSouth Corporation (NYSE:BLS) announced today it has exercised its right-of-first-refusal (as a current 22.507 percent owner of E-Plus) to purchase Vodafone's 17.243 percent share of the German wireless carrier E-Plus and that it will exercise its right-of-first-refusal to purchase VEBA/RWE's 60.25 percent share of E-Plus. BellSouth also announced it is forming an alliance with KPN Royal Dutch Telecom. KPN (NYSE: KPN) is providing BellSouth a $9.4 billion loan to purchase the Vodafone and VEBA shares. KPN will subsequently convert the loan into a 77.493 percent share of BellSouth GmbH, the holding company that will own and operate E-Plus. Following the closing, BellSouth and KPN will share control of E-Plus.

BellSouth has the option to convert its 22.507 percent of E-Plus into a 19 percent ownership interest in KPN or a stake in KPN Mobile of equivalent value. KPN Mobile is a holding company for all of KPN's wireless investments, that is expected to go public in the first half of 2000.

Initial discussions centered around a valuation of $6.5 billion for the BellSouth stake in E-Plus. However, as the market has continued to positively recognize the value of KPN to its shareowners, BellSouth's stake has risen to $7.8 billion. "Our initial $150 million investment in E-Plus, currently valued at $2.4 billion, has now been turned into a $7.8 billion asset," stated F. Duane Ackerman, Chairman and CEO of BellSouth. "This is great news for BellSouth shareholders because we have captured an incremental $5.4 billion in value that is not currently reflected in our stock price." Mr. Wim Dik, Chairman and CEO of KPN said, "We already made clear that we would be able to reach such a major position in mobile through teaming with the right partner. We are convinced that we have found in BellSouth an experienced partner in modern telecom services with a progressive attitude to new developments. With them, we will be able to speed up our growth in the European mobile markets."

BellSouth also has agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe. In connection with the loans, BellSouth will receive warrants to purchase approximately 52 million additional shares of KPN. BellSouth will consider providing further loans of up to $5 billion to provide KPN financing for acquisitions of wireless carriers in Europe. These additional loans, if made, would be convertible into shares of KPN Mobile. BellSouth said it selected KPN as a partner because the company offered shared control of E-Plus and the option to take an equity position in either KPN or KPN Mobile.

"KPN is an aggressive competitor with multiple wireless properties in Europe," Ackerman said. "We expect to have a very successful partnership that creates additional options for BellSouth in Europe."

The communications market in Europe exceeds $200 billion. Germany is an especially important piece of that market, with a population of 82 million people, and a relatively low wireless penetration rate of 23 percent vs. the European average of 33 percent. BellSouth remains a major player in the global wireless marketplace with operations in 20 countries, serving more than 10 million wireless customers worldwide.

About E-Plus
E-Plus is the third largest mobile operator in Germany. With an estimated 3.5 million customers at the end of 1999, E-Plus has a market share of 20 percent. The company operates a GSM 1800 nation-wide network of approximately 7,000 base stations. It is headquartered in Dusseldorf and has 3,000 employees.

About KPN
KPN Royal Dutch Telecom is the leading telecommunications company in The Netherlands. It supplies the whole range of telecommunications and Information and Communication Technology services in its home country and, either independently or in co-operation with partners, in other countries, mainly in West and Central Europe. It focuses on growth in four core activities: mobile, fixed services, IP/data services and Internet, call center and media services. In The Netherlands KPN has 9 million connections on the fixed network and is market leader in mobile telephony (3.6 million customers) and Internet services. Via KPNQwest (Nasdaq: KQIT), IP/data services are offered to the business and wholesale market in Europe. KPN has a market capitalization of approximately NLG. 70 billion and reported total operating revenues of NLG 17,719 million and net income of NLG 1,515 million for the year ended 1998. KPN's net income for the first half of 1999 was NLG 918 million on total operating revenues of NLG 8,849 million. KPN stated that its annual profit forecast for 1999 would be over NLG 1.7 billion. With the addition of the German operator E-Plus, the newly formed entity KPN Mobile becomes a major pan European mobile operator with approximately 8 million customers.

KPN Mobile's  footprint  currently  comprises  operations  in: The  Netherlands,
Belgium  (KPNOrange)  Hungary  (Pannon),   Ukraine  (UMC),   Bulgaria  (Mobikom,
acquisition pending) and Indonesia (Telkomsel).

About BellSouth
BellSouth (NYSE: BLS) is a $25 billion communications company. It provides telecommunications, wireless communications, cable and digital TV, advertising and publishing, and Internet and data services to more than 36 million customers in 20 countries world-wide including Belgium, Denmark, Germany, The Netherlands and the United Kingdom. In Latin America, BellSouth provides communications services in nine countries: Argentina, Brazil, Chile, Ecuador, Panama, Nicaragua, Uruguay and Venezuela. It plans to begin providing services to Guatemala in mid-2000. BellSouth also provides communications services in China, India, Israel and Singapore.